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                                                                    Exhibit 12.2


                             Boston Edison Company
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                      Twelve Months Ended March 31, 2000
                                (in thousands)



Net income from continuing operations               $151,947

Income taxes                                          65,221

Fixed charges                                        116,955
                                                    --------
     Total                                          $334,123
                                                    ========

Interest expense                                    $104,055
Interest component of rentals                         12,900
                                                    --------
  Subtotal                                           116,955
                                                    --------
Preferred stock dividend requirements                  8,518
                                                    --------
     Total                                          $125,473
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.66
                                                        ====